Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on January 27, 2005

NCR Reports Fourth-Quarter 2004 Results

•	Revenue increased 9 percent, led by double-digit growth in three core product segments
•	Operating cash flow of $195 million, a 17 percent increase from the fourth quarter of 2003
•	2-for-1 stock split became effective Jan. 21, 2005
•	Further increasing 2005 earnings-per-share guidance to $2.40 to $2.50, on a pre-stock-split basis, $1.20 to $1.25 on a post-stock-split basis

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported earnings of $1.30 per pre-stock-split diluted share and revenue of $1.79 billion for the quarter ended Dec. 31, 2004. The year-over-year revenue increase of 9 percent includes 3 percentage points of benefit from foreign currency fluctuations.

Operating income for the fourth quarter was $129 million versus $113 million in the prior-year period. Included in NCR’s fourth-quarter operating results was $33 million of pension expense, compared to the $26 million of pension expense included in the fourth quarter of 2003.

NCR reported fourth-quarter net income of $124 million, or $1.30 per diluted share, versus net income of $80 million, or $0.84 per diluted share, in the fourth quarter of 2003.

These results include a $13 million gain from a real estate transaction, $5 million of costs associated with exiting real estate facilities and the release of a $9 million reserve the company established in prior years when it anticipated losses on the sale of specifically identified subsidiaries, primarily in Africa. The company now plans to continue operations in these countries.

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Excluding these items, earnings per share for the fourth quarter were $1.14(1). NCR’s tax rate for the fourth quarter of 2004 was 16 percent versus the 25 percent effective tax rate estimated at the end of the third quarter of 2004. The lower tax rate in the fourth quarter was due to an increased proportion of operating profits attributable to several foreign operations, which have lower effective tax rates due to prior-year losses. NCR’s earnings per share for the quarter would have been $1.02 if the 25 percent effective tax rate included in the company’s fourth-quarter guidance had been applied to NCR’s earnings, excluding the items described above. According to First Call, the mean estimate among Wall Street analysts for the fourth quarter was $0.77 per share, on a pre-stock-split basis.

“The fourth quarter was one of the strongest quarters ever for NCR in terms of both revenue growth and operating profit. A favorable market environment enabled us to generate double-digit growth in our three core product segments, which positively leveraged our initiatives to improve the operating model at NCR,” said Mark Hurd, president and chief executive officer of NCR.

“Entering 2005, we remain focused on making continued improvements to our operating model, including our actions to restructure our customer services business and stimulate revenue growth. Additionally, our improving operating model generates more free cash flow, which will allow us greater flexibility to invest for earnings-per-share expansion,” said Hurd.

Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported record fourth-quarter revenue of $412 million, up 14 percent from the fourth quarter of 2003. The fourth-quarter year-over-year revenue comparison included a 3 percentage point benefit from currency fluctuations.

Operating income of $72 million increased 18 percent from the fourth quarter of 2003 due to higher volume, improvement in services profitability and the positive effect of currency fluctuations.

Financial Self Service

The Financial Self Service segment generated record fourth-quarter revenue of $451 million, up 15 percent from the year-ago period. Fourth-quarter revenue growth included a year-over-year benefit of 4 percentage points from currency fluctuations.

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Operating Income of $88 million increased 14 percent from the fourth quarter of 2003 due to higher volume and expense reductions.

Retail Store Automation

For the fourth quarter of 2004, Retail Store Automation generated $270 million of revenue, up 15 percent from the fourth quarter of 2003. The fourth-quarter year-over-year revenue comparison for Retail Store Automation included a benefit of 3 percentage points from currency fluctuations.

Retail Store Automation generated $18 million of operating income in the quarter, an increase of 29 percent from the prior-year period, due to increased volume, expense reductions and the positive effect of currency fluctuations.

Customer Services

Customer Services reported revenue of $482 million, the same as generated in the fourth quarter of 2003. The fourth-quarter year-over-year revenue comparison for Customer Services included a benefit of 3 percentage points from currency fluctuations.

The Customer Services operating segment generated $5 million of operating income in the quarter, versus $6 million of operating income in the fourth quarter of 2003. Operating profit was comparable to the fourth quarter of 2003, but better than expected, as actions to reduce cost offset continued pricing pressure and the remaining effects of declining revenue from exited businesses. The company’s cost-reduction and revenue-mix actions are expected to improve Customer Services profitability in 2005.

Non-Operating Items

Other Income of $18 million in the fourth quarter of 2004 compared to $6 million of Other Expense in the prior-year period. Other Income in the fourth quarter of 2004 included a $13 million gain from a real estate transaction and the release of a $9 million reserve the company established in prior years when it anticipated losses on the sale of specifically identified subsidiaries, primarily in Africa. Due to a renewed/realigned operating strategy, the company now plans to continue operations in these countries.

The company’s tax rate of 16 percent for the fourth quarter was lower than the 25 percent effective tax rate estimated at the end of the third quarter of 2004, due to more of the company’s profit being generated in several foreign countries, which have lower effective tax rates due to

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prior-year losses. NCR’s total-year effective tax rate for 2004 was 20 percent, excluding the benefit of an $85 million tax item in the second quarter. NCR expects its effective tax rate for 2005 to be 25 percent.

During the fourth quarter of 2004, the company repurchased approximately 2.6 million shares of NCR common stock for approximately $157 million. In 2004, NCR repurchased approximately 8.6 million shares, which more than offset 6.6 million options that were exercised during the year.

Cash Flow

NCR increased its cash from operations in the fourth quarter to $195 million from $167 million in the fourth quarter of 2003. Capital expenditures in the fourth quarter of 2004 were $71 million, comparable to the $70 million of capital expenditures in the year-ago period. NCR generated $124 million of free cash flow (cash from operations less capital expenditures) in the fourth quarter of 2004 versus the $97 million of free-cash-flow generation in the year-ago period.

For the year, cash provided by operating activity was $436 million. After capital expenditures of $254 million, NCR produced $182 million of free cash flow in 2004.

	For the Period ended Dec. 31 (shown in millions)

	Three Months		Twelve Months
	2004	2003	2004	2003
Cash provided by operating activities (GAAP)	$195	$167	$436	$441
Less capital expenditures for:
Net expenditures for reworkable service parts	(27)	(29)	(92)	(96)
Expenditures for property, plant and equipment	(22)	(21)	(77)	(63)
Additions to capitalized software	(22)	(20)	(85)	(70)

Total capital expenditures	(71)	(70)	(254)	(229)

Free cash flow (non-GAAP measure) (3)	$124	$97	$182	$212

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Balance Sheet

NCR ended the fourth quarter with $750 million in cash, cash equivalents and short-term investments, a meaningful increase from the $625 million cash balance on Sept. 30, 2004. NCR’s cash balance increased due to strong operating cash flow in the fourth quarter. As of Dec. 31, 2004, NCR had short- and long-term debt of $309 million versus $311 million on Sept. 30, 2004.

Outlook

Assuming 3 percent to 4 percent revenue growth in 2005, NCR is further increasing its guidance for 2005 earnings per share, excluding stock option expense, to $2.40 to $2.50, on a pre-stock-split basis. On a post-stock-split basis, this revised guidance range equates to $1.20 to $1.25 per share.

For the first quarter, NCR expects 2 percent to 3 percent revenue growth. On a pre-stock-split basis, earnings per share in the seasonally weak first quarter are expected to be $0.04 to $0.10 versus the $0.05 loss the company reported for the first quarter of 2004. On a post-stock-split basis, earnings per share are expected to be in the $0.02 to $0.05 range, versus the $0.03 loss in the first quarter of 2004.

	First-Quarter 2005 Guidance	2005 Full-Year Guidance
Year-over-year revenue growth:
Total NCR	2-3%	3-4%
Teradata Data Warehousing	5-7%	5-7%
Financial Self Service	8-10%	6-8%
Retail Store Automation	2-4%	5-6%
Customer Services	(2-3)%	(0-2)%
Systemedia	Flat	Flat
Payment & Imaging	(5-10)%	(8-10)%
Other	(25-30)%	(30-35)%

Earnings per share – GAAP pre-split	$0.04 - $0.10	$2.40 - $2.50

Earnings per share –GAAP post-split	$0.02 -$0.05	$1.20 - $1.25

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2004 Fourth-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s fourth-quarter results during a conference call today at 10:00 a.m. (ET). Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2004 fourth-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,500 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors.

(1)	NCR’s management looks at the company’s earnings-per-share results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses its earnings per share excluding these items to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. This non-GAAP measure should not be considered as a substitute for or superior to earnings per share determined in accordance with GAAP.

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Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP earnings-per-share measures exclude the effect of the items listed in this table.

	Results
	Q4 2004	Q4 2003
Earnings Per Share (GAAP)	$1.30	$0.84
Gains from real estate transactions	0.12	—
Charges associated with exiting real estate facilities	(0.04)	—
Reversal of reserve previously taken in anticipation of exiting certain countries.	0.08	—

Adjusted Earnings Per Share (Non-GAAP)*	$1.14	$0.84

*	The company’s fourth-quarter 2004 non-GAAP adjusted earnings per share would have been further reduced from $1.14 per share to $1.02 per share if the previously estimated tax rate of 25 percent, which was included in NCR’s guidance for the fourth quarter, had been applied to the results for the quarter.

(2)	The operating segment results discussed in this earnings release exclude the impact of $33 million of pension expense in the fourth quarter of 2004 and $26 million of pension expense in the fourth quarter of 2003. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.
(3)	NCR defines free cash flow as cash provided by operating activities less capital expenditures for reworkable service parts, property, plant and equipment and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP, or as a proxy for cash flow available for discretionary spending.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

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In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-service solutions) by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) such as the future impact of expensing stock options and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2004	2003	2004	2003
Revenue

Products	$1,013	$898	$3,164	$2,835
Services	775	745	2,820	2,763

Total revenue	1,788	1,643	5,984	5,598

Cost of products	660	548	2,037	1,800
Cost of services	622	601	2,331	2,264

Total gross margin	506	494	1,616	1,534
% of Revenue	28.3%	30.1%	27.0%	27.4%

Selling, general and administrative expenses	309	319	1,141	1,171
Research and development expenses	68	62	242	233

Income from operations	129	113	233	130
% of Revenue	7.2%	6.9%	3.9%	2.3%

Other (income) expense, net	(18)	6	(16)	58

Income before income taxes	147	107	249	72
% of Revenue	8.2%	6.5%	4.2%	1.3%

Income tax expense (benefit)	23	27	(36)	14

Net income	$124	$80	$285	$58

% of Revenue	6.9%	4.9%	4.8%	1.0%

On a Pre 2-for-1 stock split basis:
Net income per common share
Basic	$1.33	$0.85	$3.03	$0.61

Diluted	$1.30	$0.84	$2.97	$0.61

Weighted average common shares outstanding
Basic	93.2	94.6	93.8	95.0
Diluted	95.6	95.6	95.8	95.9

On a Post 2-for-1 stock split basis:
Net income per common share
Basic	$0.67	$0.42	$1.52	$0.31

Diluted	$0.65	$0.42	$1.49	$0.30

Weighted average common shares outstanding
Basic	186.4	189.2	187.6	190.0
Diluted	191.1	191.3	191.5	191.7

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2004	2003	% Change	2004	2003	% Change

Revenue by segment
Data Warehousing
Data Warehousing solution	$336	$291	15%	$1,069	$949	13%
Data Warehousing support services	76	70	9%	292	264	11%

Total Data Warehousing	412	361	14%	1,361	1,213	12%
Financial Self Service	451	392	15%	1,370	1,149	19%
Retail Store Automation	270	234	15%	864	797	8%
Systemedia	154	141	9%	512	494	4%
Payment and Imaging	48	51	(6)%	149	152	(2)%
Customer Services
Professional and installation-related services	93	95	(2)%	326	320	2%
Customer Service Maintenance:
Financial Self Service	154	141	9%	576	546	5%
Retail Store Automation	118	117	1%	462	467	(1)%
Payment and Imaging	27	28	(4)%	108	107	1%
Other	90	101	(11)%	361	409	(12)%

Total Customer Services	482	482	—	1,833	1,849	(1)%

Other	57	71	(20)%	196	242	(19)%
Elimination of installation-related services included in both the Customer Services segment and the other reported segments	(86)	(89)	(3)%	(301)	(298)	1%

Total revenue	$1,788	$1,643	9%	$5,984	$5,598	7%

Operating Income (Loss) by segment

Data Warehousing	$72	$61		$223	$145
Financial Self Service	88	77		222	165
Retail Store Automation	18	14		26	—
Systemedia	3	7		8	14
Payment and Imaging	6	7		17	21
Customer Services	5	6		(3)	27
Other	(5)	(8)		(35)	(48)

Elimination of installation-related services operating income included in both the Customer Services segment and the other reported segments	(25)	(25)		(90)	(89)

Subtotal - Segment operating income	162	139		368	235
% of Revenue	9.1%	8.5%		6.1%	4.2%

Pension expense	(33)	(26)		(135)	(105)

Total income from operations	$129	$113		$233	$130

% of Revenue	7.2%	6.9%		3.9%	2.3%

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31 2004	September 30 2004	December 31 2003
Assets
Current assets
Cash, cash equivalents and short-term investments	$750	$625	$689
Accounts receivable, net	1,300	1,143	1,230
Inventories	355	392	308
Other current assets	236	215	195

Total current assets	2,641	2,375	2,422

Property, plant and equipment, net	670	697	746
Prepaid pension cost	1,446	1,368	1,386
Deferred income taxes	587	554	558
Other assets	433	416	368

Total assets	$5,777	$5,410	$5,480

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$2	$4	$3
Accounts payable	492	419	414
Payroll and benefits	328	282	300
Customer deposits and deferred service revenue	407	375	362
Other current liabilities	505	514	500

Total current liabilities	1,734	1,594	1,579

Long-term debt	307	307	307
Pension and indemnity	517	490	484
Postretirement and postemployment benefits	244	260	272
Other long-term liabilities	895	843	963

Total liabilities	3,697	3,494	3,605

Total stockholders’ equity	2,080	1,916	1,875

Total liabilities and stockholders’ equity	$5,777	$5,410	$5,480

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2004	2003	2004	2003
Operating Activities
Net income	$124	$80	$285	$58

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	71	77	275	315
Deferred income taxes	(11)	(3)	(9)	9
Income tax adjustment	—	—	(85)	—
Other adjustments to income, net	(19)	(2)	(19)	1
Changes in assets and liabilities:
Receivables	(157)	(78)	(66)	(26)
Inventories	37	11	(46)	(45)
Current payables	115	122	89	122
Customer deposits and deferred service revenue	31	30	43	22
Employee severance and pension	(24)	(19)	(3)	(7)
Other assets and liabilities	28	(51)	(28)	(8)

Net cash provided by operating activities	195	167	436	441

Investing Activities
Net expenditures for reworkable service parts	(27)	(29)	(92)	(96)
Expenditures for property, plant and equipment	(22)	(21)	(77)	(63)
Proceeds from sales of property, plant and equipment	60	1	68	7
Additions to capitalized software	(22)	(20)	(85)	(70)
Other investing activities	7	1	(36)	(3)

Net cash used in investing activities	(4)	(68)	(222)	(225)

Financing Activities
Purchase of Company common stock	(157)	(16)	(428)	(90)
Short-term borrowings, net	(2)	(8)	(1)	(2)
Long-term debt, net	—	—	—	1
Cash received from real estate transaction	(50)	—	—	—
Proceeds from employee stock plans	124	20	260	35
Other financing activities	—	1	—	(20)

Net cash used in financing activities	(85)	(3)	(169)	(76)

Effect of exchange rate changes on cash and cash equivalents	19	12	16	23

Increase in cash and cash equivalents	125	108	61	163
Cash and cash equivalents at beginning of period	625	581	689	526

Cash and cash equivalents at end of period	$750	$689	$750	$689